AIRPORT AGREEMENT NO. 56628


                               CITY OF PHOENIX


                               CITY OF PHOENIX
                              AVIATION DEPARTMENT

                           a municipal corporation



                                     and



                       ARIZONA RENT-A-CAR SYSTEMS, INC.
                        2114 E. Mohave, P.O. Box 20368
                            Phoenix, Arizona 85036











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                          AIRPORT AGREEMENT NO. 56628
                               TABLE OF CONTENTS



                            PART ONE
              AUTHORIZATION TO OPERATE NONEXCLUSIVE
                  AUTOMOBILE RENTAL CONCESSION

Article I        Authorization                                 2

Article II       Effective Date and Term                       3

Article III      Fees                                          3

Article IV       Books and Records                             8

                            PART TWO
         LICENSE FOR USE OF COUNTERSPACE, PARKING STALL
                       AND SERVICE AREAS

Article V        License and Fees                             11

                          PART THREE
                        GENERAL PROVISIONS


Article VI       Advance Payment of Fees                      15

Article VII      Delinquent Fees                              16

Article VIII     Conduct of Business                          16

Article IX       Obligations of the City                      17

Article X        Obligations of Operator                      I8

Article XI       Maintenance and Operations by Operator       19

Article XII      Indemnity and Liability Insurance            22

Article XIII     Cancellation by City                         24

Article XIV      Cancellation by Operator                     26

Article XV       Waiver of Performance                        27

Article XVI      Independence of Contract                     27

Article XVII     Assignment of Space                          27

Article XVIII    Assignment of Agreement or Merger            28

Article XIX      Default                                      30

Article XX       Performance Bond                             31










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Article XXI      Taxes                                        31

Article XXII     Refuse                                       32

Article XXIII    Repair of Damages                            32

Article XXIV     Contract Documents                           32

Article XXV      Forfeiture                                   32

Article XXVI     Invalid Provisions                           33

Article XXVII    Conflict of Interest                         33

Article XXVIII   National Emergency                           34

Article XXIX     Inspection by the City                       34

Article XXX      Notice                                       35

Article XXXI     Paragraph Headings                           35

Article XXXII    Rules and Regulations                        35

Article XXXIII   Disadvantage Business Enterprise Program
                   Compliance                                 37

Article XXXIV    Successors and Assigns Bound                 37

Article XXXV     Approvals, Consents and Notices              37

Article XXXVI    Attorney's Fees                              37

Article XXXVII   Security Plan                                38

Article XXXVIII  Corporate Authorization                      38






























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                          AIRPORT AGREEMENT NO. 56628

                   PHOENIX SKY HARBOR INTERNATIONAL AIRPORT


          THIS AIRPORT AGREEMENT (the "Agreement") is made to be effective as of November 1, 1990, by and between the CITY OF PHOENIX, a municipal corporation, hereinafter referred to as "City," and Arizona Rent-A-Car Systems, Inc., a Delaware corporation, hereinafter referred to as "Operator," and supersedes all previous agreements between the parties on the subject of the operation of a nonexclusive automobile rental concession at Phoenix Sky Harbor International Airport, Phoenix, Arizona, herein referred to as "Airport".

                      W I T N E S S E T H:

          WHEREAS, the City owns and operates the Airport;

          WHEREAS, rental car services at the Airport are essential for proper accommodation of passengers arriving at and departing from the Airport and the provision of such services serves a public purpose;

          WHEREAS, the City has space available at the Airport for up to ten (10) nonexclusive automobile rental concessions; and

          WHEREAS, the Phoenix City Council on July 18, 1990 adopted Ordinance No. S-19549 authorizing the City Manager to enter into an agreement with the Operator based upon certain terms and conditions covering the operation of a nonexclusive automobile rental concession at the Airport;

          NOW, THEREFORE, IT IS MUTUALLLY AGREED by and between the parties hereto as follows:

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          This Agreement is in three parts. Part One authorizes the Operator to conduct a nonexclusive automobile rental concession at the Airport. Part Two provides the Operator with a license for the use of terminal counter space and where applicable under the bid terms and conditions, ready-car parking stalls and service areas. Part Three contains general provisions applicable to both Part One and Part Two.


                PART ONE - AUTHORIZATION TO OPERATE NONEXCLUSIVE
                          AUTOMOBILE RENTAL CONCESSION



                                   ARTICLE I

                                 AUTHORIZATION

          A. The City hereby authorizes the Operator to operate a nonexclusive automobile rental concession at the Airport. This authorization shall not be construed as a lease, sublease, rental agreement or license with respect to any real property owned by the City. It is understood and agreed that the Operator has no interest whatsoever in the real property upon which the concession is operated and no right to exclusive possession of any portion of the City's property located at the Airport or elsewhere.

          B. The City may authorize up to as many as nine (9) other Operators to operate other nonexclusive automobile rental concessions at the Airport, and this shall not be considered a violation of this Agreement. Each other Operator so authorized shall comply with the guarantees proposed by each such operator and utilized by the City in the award of this Agreement as set forth in Articles III, V and VI.


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                                  ARTICLE II

                            EFFECTIVE DATE AND TERM

          The effective date of this Agreement is as of November 1, 1990. Unless otherwise terminated as herein provided, the length of this Agreement shall be for a period of ten (10) years commencing as of November 1, 1990, unless terminated earlier by either the City or the Operator pursuant to the terms of this Agreement.
                                  ARTICLE III

                                      FEES

          A. As consideration for the City authorizing the Operator to conduct a nonexclusive automobile rental concession at the Airport, Operator shall pay to the City a fee equal to ten percent (10%) of gross receipts as hereinafter defined or a minimum annual guarantee for each year of the length of this Agreement according to the following schedule, whichever is greater:


First Year     Two Million Two Hundred Ten Thousand Dollars
               ------------------------------------------------------
                    (Amount in words)

               $2,210,000.00
               ------------------------------------------------------
                    (Amount in numbers)



Second Year    Two Million Four Hundred Thirty Thousand Dollars
               ------------------------------------------------------
                    (Amount in words)

               $2,430,000.000
               ------------------------------------------------------
                    (Amount in numbers)






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APITAL PRINTING SYSTEMS]
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Third Year     Two Million Six Hundred Twelve Thousand Dollars
               ----------------------------------------------------
                    (Amount in words)


               $2,612,000.00
               -----------------------------------------------------
                    (Amount in numbers)


          Commencing with the fourth year of the Agreement, and all years thereafter during the entire length of the Agreement, the minimum annual guarantee will be established at seventy-five percent (75%) of the fee paid by Operator during the immediate preceding year; however, in no event will the minimum annual guarantee be less than $2,612,000.00, the minimum annual guarantee for the third year of the Agreement.

          B. Operator shall, within twenty (20) days after the close of each calendar month, furnish the City a monthly statement of gross receipts prepared in accordance with generally accepted accounting principles and certified by a responsible officer of Operator. These reports shall show such reasonable data and breakdown as may be required by the City and shall be accompanied by Operator's payment of any additional consideration due hereunder based upon ten percent (10%) of gross receipts as defined in Paragraph D of this Article III.

          C. That portion of the monthly consideration paid to the City based upon ten percent (10%) of gross receipts in excess of one-twelfth (1/12th) of the applicable minimum annual guarantee may be applied to the payment of minimum guarantees in a subsequent month.

          D. The term "gross receipts" as used herein shall be construed to mean the aggregate amount of all sales realized by the


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Operator from the rental of any and all motor vehicles to customers obtained at or from the Airport, except as hereinafter provided.
It shall include:

               1. All time and mileage charges for the rental of vehicles hereunder, including all revenue derived by Operator from rental of vehicles delivered elsewhere; or, from exchanges whereby a vehicle, delivered to a customer obtained from the Airport, is exchanged for another vehicle within a radius of 30 miles from said Airport, wherein rental agreements run consecutively.

               2. "Drop charges" charged to a customer renting a vehicle at the Airport but delivering same to another dealer at the destination point.

               3. All monies paid for Personal Accident Insurance coverage incidental to the rental of vehicles at the Airport.

               4. Credits given to the Operator's customers for such things as out-of-pocket purchases for gas, oil, or emergency service, and deposits regardless of where made.

               5. Any revenues received where there is advance registration or reservation for any person at the Airport for a rental vehicle.

          E.   Gross receipts shall not include:

               1. Federal, state or municipal sales or similar taxes which are separately stated and collected from customers of the Operator.

               2. Revenue realized by the Operator as

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     reimbursement for refueling a vehicle rented pursuant to a rental agreement under which the customer is obligated to return the vehicle with a full tank of gasoline.

               3. Sums received from customers of the Operator for collision damage waiver coverage.

               4. Amounts received as insurance proceeds or otherwise for damages to vehicles and other property of the Operator.

               5. Sums received for loss, conversion, or abandonment of Operator's vehicles.

               6. Sums received from customers of Operator under its right to recover from its customers for damages to the rented vehicles.

               7. Proceeds recovered by the Operator from the sale of its vehicles.

          F. No deductions shall be allowed from gross receipts for the payment of franchise fees or taxes levied on the Operator's activities, facilities, equipment or real or personal property of the Operator.

          G. The Operator shall have the right to conduct part of its business on a credit basis; PROVIDED, HOWEVER, that the risk of such operation shall be borne solely by the Operator, and the Operator shall report all income, both cash and credit, in its monthly gross receipts statement to the City.

          H. The Operator shall keep true and accurate account records, books and data which shall, among other things, show all


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sales made and services performed for cash or credit or otherwise, without regard to whether paid or not, and, also the gross sales of said business and the aggregate amount of all sales and services and orders, and of all the Operator's business done upon and within or from operating the concession.

          I. The City and its agents shall have the right at all reasonable times and during all business hours to inspect and examine such records, cash registers, books and other data as required to confirm the gross sales as defined hereinabove.

          J. Within ninety (90) days after the end of each calendar year, Operator at its sole expense shall submit to the City a certified annual statement of gross receipts for that year. The certified annual statement shall consist of a statement of gross receipts, as defined in Paragraph D of this Article III, prepared in accordance with generally accepted accounting principles, with an audit report of that statement certified in accordance with the following schedule:


Annual Gross Receipts    Audit Report or Annual Statement
- ---------------------    ---------------------------------

$0 to $99,999            File an annual statement certified by a
                         responsible officer of the Operator.

$100,000 to $999,999     File an uncertified audit report prepared
                         by an independent Certified Public Accountant.

$1,000,000 - up          File a certified audit report prepared by
                         an independent Certified Public Accountant.


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          In the event of an overpayment or underpayment by the Operator, an amount equal to such payment shall be promptly paid by, or credited to, the Operator.

                                  ARTICLE IV

                               BOOKS AND RECORDS

          A. Operator shall maintain records within the City of Phoenix sufficient to meet the reasonable requirements of the City of Phoenix Auditor in order to determine Operator's volume of business and activities by reason of this Agreement.

          B. Operator agrees, that at its own cost and expense, it will have on duty at all reasonable times, either at the Airport or within the City, at least one (1) employee in order to accomplish the following:

               1. To prepare and maintain for up to three (3) years after the termination of this Agreement a record of all revenues derived from its operation under said Agreement, including all revenues included in the definition of the term "gross receipts" as hereinbefore set forth.

               2. To follow and comply with the directives of the Aviation Director relative to:
               a.   Maintaining forms as follows:

                       (i) Blank rental agreements used for off-airport
               locations, excluding airport shuttle locations, shall not be kept on the Airport. The City shall, for enforcement purposes of this paragraph, have the right to examine Operator's

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               desks, cabinets, safes, etc., located on Airport
               premises at any reasonable times.

                       (ii) All reservation registers including teletype and
               other necessary reservation records, for Maricopa County, shall be maintained by Operator, and made available to the City, for up to three (3) years after the termination of this Agreement, unless otherwise authorized by the City.

               b. Form and method for reports and payment of gross receipts as follows:

                       (i) Operator shall within twenty (20) days after the
               close of each calendar month furnish the City a monthly statement of gross receipts prepared in accordance with generally accepted accounting principles and certified by a responsible officer of Operator.

               c. The City or its designated representative shall have the right to examine, inspect and audit the books and other records of Operator, including the reservation register and contracts consummated in a manner and in such a way as complies with generally accepted accounting principles including, but not limited to statistical sampling.

               d. If the City shall not be satisfied with any audit findings conducted by it, the City shall serve notice upon Operator of such dissatisfaction with such


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     audit findings. If Operator agrees with the City's audit findings,
     Operator shall within thirty (30) days after receipt of said notice make known its agreement to the City in writing and pay all monies due to the City. If Operator does not agree with the City's findings, Operator shall, within sixty (60) days after receipt of said notice from the City, furnish to the City at Operator's expense an audit made by an independent Certified Public Accountant mutually agreeable to both parties. All expenses of the City's audit shall be paid by Operator, if the report of Operator's retained auditor certifies that the City's audit contained a finding prejudicial to the City's receipt of gross receipts, as heretofore described, in an amount equal to or greater than two percent (2%) of the amount of gross receipts reported by Operator. It is the intention of the parties that the audit will be on an annual basis; however, the City reserves the right to make the audit at any time. The final audit of the independent Certified Public Accountant made as aforesaid shall be conclusive upon the parties, and Operator shall pay to the City, within thirty (30) days after a copy of the certified Public Accountant's final report has been delivered to Operator, the amount, if any, shown thereby to be due and owing the City. The failure of Operator to make payment to the City within this thirty (30) day period shall constitute



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     a material breach of this Agreement and shall give cause to the City for immediate termination thereof.

               e. The City reserves the right to prescribe or change reporting forms, their method and time of submission, and the payment schedule. The City shall first submit to Operator in writing specifics of any desired changes.

               f. It is the intent and purpose of the foregoing provisions that:
                         (i) The Operator shall keep and maintain records which will enable the City as well as Operator to ascertain and determine clearly and accurately the share of gross receipts payable by Operator to the City;

                         (ii) The program to be prescribed for the method of reporting gross receipts will be adequate to provide a control and test check of all revenues derived from operations conducted by Operator under authority of this Agreement.


                  PART TWO - LICENSE FOR USE OF COUNTERSPACE,
                        PARKING STALL AND SERVICE AREAS



                                   ARTICLE V

                               LICENSE AND FEES

          The City hereby provides the Operator with a license during the term of this Agreement for the use of terminal

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counterspace, and where applicable under the bid terms and conditions, ready-car parking stalls and service areas, as more fully set out below (hereafter sometimes referred to as "operating space"). This license shall not be construed as a lease, sub-lease or rental agreement with respect to any real property owned by the City. It is understood and agreed that Operator has no interest whatsoever in the real property upon which the concession is operated and no right to exclusive possession of any portion of the City's property.

          In addition to and independent of Operator paying the percentage or minimum annual guarantee fee for each year called for by Part One of this Agreement, Operator shall pay the City a fee for the license to use the operating space described in and as shown on Exhibits "A - H" attached hereto and made a part hereof, more specifically being terminal counterspace and where applicable under the bid terms and conditions, ready-car parking stalls and service areas, as follows:

               1. Operator shall operate with 263 square feet of counter space in Terminal 2; 301 square feet of counter space in Terminal 3; and 300 square feet of counter space in Terminal 4 for the operation of its automobile rental concession. Operator has no right to exclusive possession of any portion of the terminal building space. This space may be changed or exchanged by the Aviation Director at any time for comparable space as determined by the Aviation Director at his sole discretion. Operator shall, during the length of the



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     Agreement, pay fees for the use of said areas in the terminal building at rates set each July 1st by the City, and rates now being $32.16 per square foot per year in Terminal 2; $35.64 per square foot per year in Terminal 3; and $55.08 per square foot per year in Terminal 4. Adjustment of rates for the use of counter space in the respective terminals shall be based upon the City's costs attributable to operating and maintaining the respective terminal buildings, which shall be computed and allocated in a manner consistent with generally accepted accounting principals.

               2. For the first year of operation the one hundred ninety-six
     (196) stalls at Terminal 2; three hundred fifty-five (355) stalls at Terminal 3; and six hundred fifty-two (652) stalls at Terminal 4 are to be divided by the Aviation Director among the Operators requesting parking stalls in proportion to the aggregate guaranteed amount bid by each Operator as it bears to the total guaranteed amounts bid by all Tier A Operators. Operator has no right to exclusive possession of any portion of the parking stalls and the space may be changed or exchanged by the Aviation Director at any time for comparable space as determined by the Aviation Director at his sole discretion. Commencing on November 1st of the third (3rd) Agreement year, and every two (2) years thereafter during the entire length of the Agreement, ready-car parking stalls shall be reallocated among the Operators based upon the proportion of actual gross receipts for the

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     preceding two (2) year period ending August 31st, as it bears to the total gross receipts of Operators for the preceding two (2) year period ending August 31st. Unless parking stalls are changed or exchanged by the Aviation Director, Operator shall remain responsible for payment of fees for the use of parking stalls throughout the term of this Agreement. In the event of any necessary interpretation of the biannual reallocation of stalls, the parties will be bound by the decision of the Aviation Director.

          Operator shall have the opportunity prior to November 1 of the third
(3rd) Agreement year and every two (2) years thereafter to decide whether or not he/she desires ready-car parking stalls. Operators electing to utilize ready-car parking stalls at all three (3) terminal facilities, shall be required to utilize their portion of the stalls throughout the entire ten (10) year term of this Agreement and will not be allowed to assign their stalls at any time during the length of the Agreement. Operator's assigned ready-car parking stalls at all three (3) Terminals shall be as described on Exhibits
"D - H" attached hereto, and Operator shalll pay a monthly fee of $47.00 per stall at Terminal 2 and $70.00 per stall at Terminal 3. Operator shall operate on 28,800 square feet of ready-car parking stall area at Terminal 4 and shall pay a fee of $4.82 per square foot per year for the use of these stalls. These rates will remain fixed throughout the entire ten (10) year length of the Agreement.

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               3. Operator shall operate with 7,341 square feet of service area for turnaround facilities on Level A of the Terminal 3 parking structure and 4,290 square feet of service area on Level 2 of the Terminal 4 parking structure as described on Exhibits "F & H" attached; and Operator shall pay a fee of $2.45 per square foot per year for the use of Terminal 3 service area and $7.12 per square foot per year for the use of Terminal 4 service area. Operator has no right to exclusive possession of any portion of the service areas and the space may be changed or exchanged by the Aviation Director at any time for comparable space as determined by the Aviation Director at his sole discretion. The rate established for service areas will remain fixed throughout the entire ten (10) year length of this Agreement.


                        PART THREE - GENERAL PROVISIONS

                                  ARTICLE VI

                            ADVANCE PAYMENT OF FEES

          Effective November 1, 1990, Operator shall pay to the City the sum of Two Hundred Eleven Thousand Two Hundred Twenty-Five and 74/100 Dollars ($211,225.74), as and for payment in advance of one-twelfth (1/12th) of the fee guaranteed by Operator for the first year of this Agreement under Part One; one-twelfth (1/12th) of the current annual fee for terminal counter space under Part Two; one-twelfth (1/12th) of the fee for assigned ready-car stalls under Part Two; and one-twelfth (1/12th) of the fee for service

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areas under Part Two. Thereafter, during the entire length of the Agreement hereof, Operator shall, on or before the first day of each month, pay one-twelfth (1/12th) of the applicable minimum annual guarantee fee for each year under Part One and one-twelfth (1/12th) of the annual fees under Part Two so that these items shall be paid monthly in advance.


                                  ARTICLE VII

                                DELINQUENT FEES

          Without waiving any other right or action available to the City in the event of default in payment of any of the Part One or Part Two fees, if Operator is delinquent for a period of thirty (30) days or more in paying to the City any fee due and owing to the City pursuant to this Agreement, Operator shall pay to the City interest thereon at the rate of eighteen percent (18%) per annum from the date such item was due and owing until full payment has been made.

                                 ARTICLE VIII

                              CONDUCT OF BUSINESS

          A. Operator covenants and agrees that all charges and earnings for services rendered at the Airport under the operation of said Agreement shall be considered cash, in the calculation of payments hereunder. Operator covenants and agrees, except as may otherwise be provided in other contracts entered into between Operator and the City, that the Operator will not engage in any business at the Airport other than that permitted under the terms of this Agreement.

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          B. Operator further covenants and agrees that it will not enter into or execute any contract to park its vehicles at the Airport except with the consent of the Aviation Director.

          C. Operator shall conduct its operations within the Airport in such a manner as shall reduce to the minimum that is reasonably practicable the emanation therefrom of noise, vibration, dust, fumes and odors so as not to interfere with the use of adjacent areas on the Airport.

                                  ARTICLE IX

                            OBLIGATIONS OF THE CITY

          The City will:

               1. Furnish 110-volt electricity as may be reasonably necessary for illumination and the operation of the Operator's business machines at each terminal counter area.

               2. Furnish the necessary heating and cooling as determined by the City in the terminal buildings.

               3. Furnish counter shells in the designated rental car business areas in the terminals.

               4. Furnish, maintain, and repair fuel storage tanks, underground fuel line systems, plumbing systems and related equipment necessary to service fueling and car cleaning facilities in the Terminal 3 and Terminal 4 service areas.

               5. Perform normal custodial duties around the counter area the Operator is operating at, including sweeping and dusting, removing any trash and taking reasonable


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     precautions to prevent Operator's operating space and any
     supplies therein from being tampered with, damaged, destroyed, marred or removed, but shall not be liable for any such damage or removal not caused by its own negligence.

                6. Clean and maintain the parking area surface the Operator is licensed to use, if applicable.

                                   ARTICLE X

                            OBLIGATIONS OF OPERATOR

          A. Operator shall be required to provide, maintain and repair in the parking, service and counter areas all necessary improvements, facilities, decorations, signs, fixtures and equipment, including above-ground fueling and car cleaning equipment within the operating spaces of Terminals 3 and 4 and all other improvements not provided by the City. Such improvements, facilities, decorations, fixtures and equipment shall be of high quality, safe modern in design, attractive in appearance, and shall be in general keeping with the decor of the building and surrounding areas and shall be subject to the written approval of the Aviation Director prior to installation thereof within the operating space. In addition, Operator shall install all needed furniture and provide and pay for its janitorial service within its operating space.

          B. In order to maintain a high level of custodial services at the Airport, the City, upon a default of this Agreement, may enter the operating space of Operator and provide the necessary custodial services, including the replacement of any


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furnishings in Operator's operating space visible to the general public, and bill the Operator for the expenses thereof.

          C. Upon termination of this Agreement all signs, facilities, decorations, trade fixtures and equipment which Operator may install during the term of this Agreement shall be removed from the operating space within fifteen (15) days from the date of termination and Operator shall, within said period of time, repair the operating space so that it is in as good condition as it was at the time this Agreement was entered into, normal wear and tear excepted.
          D. Operator shall obtain prior written approval from the Aviation Director before making any changes to the operating space. In addition, Operator shall obtain prior written approval from the Aviation Director before installing any equipment which requires any electrical connection or changes in those installed on the premises. In the event Operator desires electrical outlets other than the standard 110-volt outlets provided by the city, Operator shall install and pay for any additional installations.

          E. The City shall have the right to enter the operating space of the Operator at any time to inspect and examine it.

                           ARTICLE XI

             MAINTENANCE AND OPERATIONS BY OPERATOR

          A. During the continuance of this Agreement, Operator shall at all times maintain an adequate number of vehicles to meet reasonable public demand, taking into consideration the varying seasonal requirements of the traveling public.

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          B. Vehicles offered for public services on the Airport in the operation of this Agreement shall be available at all hours of the day or night except as authorized by the Aviation Director.

          C. Oral solicitation of Operator's business shall be made only behind the counter Operator is operating at within the passenger terminal buildings, and Operator shall prohibit and restrain its agents, servants and employees from loud, noisy, boisterous, or otherwise objectionable solicitation. However, the Aviation Director may, at his discretion, allow Operator to conduct customer assistance activities outside the counter area it is operating at. The Operator may identify and advertise its automobile rental counter in an equal or comparable manner to those of other automobile rental Operators operating in the Airport terminal buildings by signs of equal size to those of other Operators approved by the Aviation Director. In no event shall Operator place any signage, advertising or other form of solicitation on top of or outside of the counter area it is operating at. In addition, all other advertising materials of whatever nature, including but not limited to, rates, schedules, accounting forms, etc., shall not unduly clutter the counter area, said counter area to be maintained in a clean and orderly manner, and all displayed materials shall be subject to the approval of the Aviation Director.

          D. Operator shall not divert customers or revenue from the Airport where any part of a rental contract was negotiated at the Airport or through any airline. Operator also shall not use


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any media for this purpose.

          E. Operator shall pay for all costs of operation of communication equipment used or installed by it.

          F. Operator shall comply, at its own cost and expense with all applicable federal, state or local laws, ordinances, rules or regulations of the Airport now in effect or hereafter promulgated. Operator shall not use or suffer or permit any person to use any portion of the Airport utilized by it under this Agreement for any purpose not in compliance with said laws, rules or regulations. Any violation of this Paragraph by Operator shall be construed as a material breach of this Agreement, authorizing the termination thereof at the election of the City, unless Operator, upon receipt of written notice, takes immediate remedial measures acceptable to the City.

          G.   Turnaround Facilities

               1. Operator shall install and maintain, at its own cost and expense, its own fuel dispensing equipment and car cleaning equipment necessary for its operation in the service areas of Terminal 3 and Terminal 4 parking structures.

               2. Operator shall, at its sole cost and expense, maintain all improvements thereon and all appurtenances thereto in the service areas, which also includes storage rooms, including all signs, in a presentable condition consistent with good business practices.

               3. Operator's fuel dispensing equipment shall be tested and approved by the City of Phoenix Fire Department and

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     shall meet A.S.T.M. or comparable fuel industry standards. In addition,
     Operator shall at all times maintain and keep the fuel dispensing equipment in safe operating condition and shall be subject to inspection by the City or the Phoenix Fire Department.

               4. Operator shall at all times maintain and keep in safe operating condition the sump tank located in the service area of Level A, in the Terminal 3 parking garage.

                          ARTICLE XII

               INDEMNITY AND LIABILITY INSURANCE

          A. Indemnity. Operator hereby agrees to indemnify and save harmless the City and its elected or appointed officials, agents, boards, commission, employees and representatives, hereinafter referred to as the City, from all suits, including attorneys' fees and costs of litigation, actions, loss, damage, expense, cost or claims, of any character or any nature arising out of or in connection with any act or omission of the Operator, its agents and employees, and of any subcontractor, its agents and employees, in any way arising out of or resulting from any activity of Operator on the Airport which results directly or indirectly in the injury to or death of any person or persons, or on account of any act, claim or amount arising or recovered under Worker's Compensation law, or arising out of the failure of the Operator or those acting under Operator to conform to any statutes, ordinance, regulation, law or court decree. It is the intent of the Operator and the City that the City shall, in all instances, except for loss or damage resulting from the sole negligence of the City be indemnified by the Operator against all liability, losses and damages of any nature whatever for or on account of any injuries to or death of persons or damages to or destruction of property belonging to any person arising out of or in any way connected with Operator's activity on the Airport. The parties shall give each other prompt notice of any claim made or suit instituted which in any way directly or indirectly affects or might affect each other, and each party shall have the right to compromise and defend the same to the extent of its own interest. The City shall have the right, but not the duty, to participate in the defense of any claim or litigation with attorneys of the City's selection without relieving the Operator of any obligations hereunder. Operator's obligations hereunder shall survive any termination of this Agreement or Operator's activities on the Airport. In addition, Operator shall hold City harmless against all mechanic's, materialman's liens and/or liens of a like nature, and against all reasonable attorneys' fees and other costs arising by reason of any such liens or claims.

          B. Liability Insurance. Operator shall deliver to the City prior to its use of operating space or conduct of any business at the Airport a certificate of insurance acceptable to the Aviation Director showing liability insurance coverage for the benefit of the City with a combined single limit of liability for bodily injury, property damage, personal injury, products/completed operations, contractual liability and automobile liability coverage with a limit of at least One Million Dollars ($1,000,000) as the result of any single occurrence. This coverage should be provided under a Comprehensive General Liability Form (CGL). Contractual liability coverage may be provided by a broad form CGL endorsement or separate endorsement to provide required coverages not automatically included in the CGL form. Said policy(s) shall also contain a provision that a written notice of cancellation or of any material change in the policy shall be delivered to the City thirty (30) days in advance of the effective date thereof. Any enumeration of specific insurance coverage and amounts shall not limit or restrict the Operator's indemnity covenant set forth in this Agreement.

          C. City Named as Additional Insured. All insurance policies provided for in this Agreement shall name the City as an additional insured and current certificates thereof shall be deposited with the City. Operator's coverage shall be primary for any and all losses arising out of the performance of this Agreement.

                                 ARTICLE XIII

                             CANCELLATION BY CITY

          A. The City may cancel this agreement by giving Operator thirty (30) days written notice after the happening of any of the following events:

               1. The taking of possession for a period of fifteen (15) days or more of all or substantially all of the property belonging to the Operator and located on the operating space by or pursuant to lawful authority of any legislative act, resolution, rule, order or decree of any court or governmental board, agency, officer, receiver, trustee or liquidator.

               2. The filing of any lien against the operating space being used by the Operator, if and to the extent a lien can be filed against such space, resulting from any act or omission of Operator which is not discharged or contested in good faith as determined by the City by proper legal proceedings within fifteen (15) days of receipt of actual notice by Operator.

               3. The failure or refusal of Operator to observe or perform any of the covenants, terms and conditions herein contained and on its part to be observed and performed, excepting payment of fees, as covered in
     Article XIX, and such failure shall continue for a period of more than thirty (30) days after delivery by the City of a written notice of such breach.

               4. The voluntary termination by Operator of its operations at the Airport for a period of fifteen (15) days or more.

          B. The City may place Operator in default of this Agreement by giving Operator fifteen (15) days written notice for Operator's failure or refusal to timely pay the fees as provided in Articles III, V and VI. During said fifteen (15) day notice period, Operator shall cure its fees default; otherwise, this

Agreement may be deemed terminated at the City's sole option without further notice.

          C. No waiver by the City of default in performance of any requirements of this Agreement shall be construed to be or act as a waiver of any subsequent default in performance of the same or any other requirement. The acceptance of fees by the City for any period or periods after a default by Operator shall not be deemed a waiver of the City's right to exercise its remedies under this Agreement for nonperformance.

                                  ARTICLE XIV

                           CANCELLATION BY OPERATOR

          Operator may cancel this Agreement at any time that it is not in default in its obligations by giving the City thirty (30) days written notice after the happening of any of the following events materially impairing the conduct of its normal business from the premises:

          A. Issuance by a court of competent jurisdiction of an injunction in any way preventing or restraining normal use of the Airport or any substantial part of it and the remaining in force of such injunction for a period of Ninety (90) consecutive days.

          B. The inability of Operator or its customers to operate at, for a period of ninety (90) consecutive days, the Airport or any substantial part of it due to enactment or enforcement of any law or regulation, or because of fire, earthquake or similar casualty or Acts of God or the public enemy.

          C. The lawful assumption by the United States

Government of the operation, control or use of the Airport or any substantial part of it for military purposes in time of war or national emergency.


                                  ARTICLE XV
                             WAIVER OF PERFORMANCE

          The failure of the City to insist in any instance or in more than one instance upon a strict performance by the Operator of any of the provisions, terms, covenants, reservations, conditions or stipulations contained in this Agreement shall not be considered as a waiver or relinquishment thereof for the future. No waiver by the City of any provision, term, covenant, reservation, condition or stipulation contained in this Agreement shall be deemed to have been made in any instance unless expressed in the form of a resolution by the City Council.

                                  ARTICLE XVI

                           INDEPENDENCE OF CONTRACT

          It is further mutually understood and agreed that nothing herein contained is intended or shall be construed as in any way relating or establishing the relationship of copartners between the parties hereto or as constituting the Operator as the agent or representative or employee of the City for any purpose or in any manner whatsoever.

                                 ARTICLE XVII

                   ASSIGNMENT OF OFFICE AND/OR STORAGE SPACE

          The Aviation Director may, in his sole discretion, designate a space or location on the Airport for office and/or storage space on which Operator may conduct its operations under this Agreement, if the Aviation Director deems such space or location to be available and necessary for this purpose. The space or location so designated, if any, shall be designated under such conditions as the Aviation Director may from time to time prescribe. The location of space so assigned, if any, may be changed, and the use of any space or location may be revoked at any time at the discretion of the Aviation Director. It is understood and agreed that the imposition of any conditions upon the use of said space by the Aviation Director shall not be construed to affect or change the revocable character of the agreement or permission to utilize the space. The privilege which may be granted to Operator by the Aviation Director to erect improvements on any space shall not be construed so as to couple the Operator with any interest in the space or affect or change in any manner the revocable character of the Agreement or permission to utilize said space. It is understood and agreed that Operator has no interest whatsoever in the office/storage space and no right to exclusive possession of any portion of such space.

                                 ARTICLE XVIII

                       ASSIGNMENT OF AGREEMENT OR MERGER

          Operator shall not at any time, without the prior written consent of the City:

          A. Assign or transfer this Agreement or interest therein;

          B. Unite, merge, consolidate or combine, either directly or indirectly, with any other person, firm or corporation operating at the Airport under any other automobile rental concession, whether such uniting, merging, consolidating or combining be through the sale of property or sale of stock or otherwise; or

          C. Permit any of its directors, officers, agents or employees to serve as a director, officer, agent or employee of any other person, firm or corporation operating at the Airport under any other automobile rental concession.

          D. Any attempt by Operator to perform any of the acts prescribed under Paragraphs A, B or C of this Article XVIII without the prior written consent of the City shall be considered a breach of this Agreement and shall be cause for the termination of this Agreement.

          E. Any of the acts prescribed above requiring the City's prior written consent shall be conditioned as may be applicable as follows:

               1. A Tier B small business concession can assign, transfer, unite, merge, consolidate or combine to or with a Tier A concession or other qualified company whose annual gross receipts average over the previous three (3) fiscal years is $1.2 million or over; however, the business shall not be operated under the name of the Tier A concession or the name of the qualifying company.

                                  ARTICLE XIX

                                    DEFAULT

          A. Operator agrees that if it is in arrears in the payment of fees for a period of fifteen (15) days, or if Operator fails to operate the facilities herein continuously as required in this Agreement; or if said Operator fails or neglects to do or perform or observe any of the covenants contained herein on its part to be kept and performed, and such failure or neglect shall continue for a period of not less than fifteen (15) days after the City has notified Operator in writing of Operator's default hereunder, and Operator has failed to correct or begin actively curing such default within said fifteen (15) days; then, and in any of said cases or events, the City may, at its option, immediately or at any time thereafter, without demand or notice, enter into and upon the space being operated on by Operator, or any part thereof, and terminate the Agreement and expel said Operator and those claiming by, through, or under it and remove its effects, if any, forcibly if necessary, without being deemed guilty of trespass and without prejudice to any remedy which otherwise might be used for arrears of fees or preceding breach of covenant. On the entry aforesaid, this Agreement shall terminate.

          B. The City may, at its option, in the event of any of the above-enumerated defaults which are not corrected in the time allowed, refuse to allow Operator to bring any of its automobiles upon or provide services from the Airport.

                                   ARTICLE XX

                                PERFORMANCE BOND

          Operator, prior to November 1, 1990 and commencing business operations on the Airport under this Agreement, shall furnish the City with a valid surety bond in the amount of FIFTY THOUSAND DOLLARS ($50,000) issued by a surety company qualified to do business in the State of Arizona and acceptable and satisfactory to the City, or such other security approved by the City. The surety bond shall be maintained and kept by Operator in full force and effect during the length of this Agreement and shall be conditioned to assure the faithful and full performance by Operator of this Agreement and to stand as security for the payment by Operator of any valid claim by the City against Operator. The Surety company may issue the performance bond for a term of one (1) year and may renew said performance bond annually.


                                  ARTICLE XXI

                                     TAXES

          Operator shall pay any applicable tax or other exaction assessed or assessable as the result of its conduct of business at the Airport under authority of this Agreement, including any such tax payable by the City. In the event that laws or judicial decisions result in the imposition of a real property tax on the interest of the City in the operating space, such tax shall also be paid by Operator for the period this Agreement is in effect.

                                  ARTICLE XXII

                                     REFUSE

          Operator shall be responsible for placing in a central location, as determined by the City, all refuse and trash which shall be disposed of by the City.

                                 ARTICLE XXIII

                               REPAIR OF DAMAGES

          The City shall repair all damages to the operating space and to the airport terminal buildings caused by the Operator or its employees, agents or suppliers and will bill the cost of such repairs to Operator. Such charge shall be paid within fifteen (15) days of the receipt of a bill from the City.

                                  ARTICLE XXIV

                               CONTRACT DOCUMENTS

          The final contract documents will consist of this Agreement, the executed bid form and the completed Business Information questionnaire submitted at the time of bidding.

                                  ARTICLE XXV

                                  FORFEITURE

          In the event Operator willfully falsifies any of its records or figures so as to deprive the City of any of its rights under the terms of this Agreement, such falsification shall be grounds for cancellation of this Agreement, at the City's option. In addition to all other conditions and terms of this Agreement, in the event Operator, or any of its agents, officers or employees shall willfully falsify any records or willfully divert automobile rental business from the Airport to some other agent, person, firm or agency, so as to deprive the City of any revenues due it, Operator agrees to pay to the City as liquidated damages, three (3) times the amount of revenue due the City which as been willfully diverted away from the City, including all associated audit costs incurred by the City.

                                  ARTICLE XXVI

                               INVALID PROVISIONS

          It is further expressly understood and agreed that in the event any covenant, condition or provision herein contained is held to be invalid by any court of competent jurisdiction, the invalidity of such covenant, condition or provision shall in no way affect any other covenant, condition or provision herein contained, provided that the invalidity of such covenant, condition or provision does not materially prejudice either Operator or City in their respective rights and obligations contained in the valid covenants, conditions or provisions of this Agreement.

                                 ARTICLE XXVII

                             CONFLICT OF INTEREST

          Operator hereby represents that it is familiar with the provisions of the Phoenix Charter and Arizona Revised Statutes 38-511 and certifies that it knows of no facts which constitute a violation of said Charter. Operator further certifies that it has made a complete disclosure to the City of all facts bearing upon any possible interest, direct or indirect, which it believes any member of the City Council or other officer or employee of the City presently has or will have in this Agreement or in the performance hereof or any portion of the profits hereof. Willful concealment of such facts by Operator shall constitute a material breach of this Agreement and shall be grounds for termination by the City.


                                 ARTICLE XXVIII

                               NATIONAL EMERGENCY

          In the event of any national emergency wherein there is a curtailment of the use of motor vehicles by the general public, or a limitation of the supply of gasoline available for general use either by executive decree or legislative action which, in fact, is a major curtailment of the Operator's operation and in that event, the minimum guarantee provided for in Article III hereof shall not be required to be paid by Operator during said period. However, Operator shall be obligated to continue to pay the prescribed percentage, stated in Article III, and if any such national emergency shall continue beyond a period of one (1) year, then either party to this Agreement may terminate the same on sixty (60) days written notice to the other party.

                                  ARTICLE XXIX

                             INSPECTION BY THE CITY

          The City may enter upon the operating space at reasonable times for any purposes necessary, incidental to, or connected with the exercise of its governmental functions, or for fire protection or security purposes.

                                  ARTICLE XXX

                                     NOTICE

          Notices to the City are sufficient if hand delivered or sent by certified mail, postage prepaid, addressed to:

               City of Phoenix Aviation Department
               3400 Sky Harbor Boulevard
               Phoenix, Arizona 85034-4420
               Attention: Aviation Business & Properties Division

And notices to Operator are sufficient if sent by the same means to:

               Arizona Rent-A-Car Systems, Inc.
               2114 E. Mohave
               P.O. Box 20368
               Phoenix, Arizona 85036


or to such other respective addresses as the parties may later designate to each other in writing.

                                  ARTICLE XXXI

                               PARAGRAPH HEADINGS

          All the paragraph and subparagraph headings of this Agreement are for reference only and shall not be considered to define or limit the scope of any provision.

                                 ARTICLE XXXII

                             RULES AND REGULATIONS

          A. General. Operator shall observe and comply with all laws, ordinances, rules and regulations of the United States Government, the State of Arizona, the County of Maricopa, and the City of Phoenix and all agencies thereof now in effect or hereafter promulgated which may be applicable to its performance under this Agreement, and further, Operator will display to the City any permits, licenses or other evidence of compliance with such laws upon request.

          B. Federal Requirements. Without limiting any other conditions set forth elsewhere in this Agreement, Operator shall comply with the specific requirements more particularly set forth on Exhibit "I" attached hereto and incorporated herein by this reference.

          C. Specific Federal Requirements. Operator shall observe and comply with all applicable Federal, State and/or local laws, rules and regulations concerning the handling and disposal of Hazardous Materials including, but not necessarily limited to 14 Code of Federal Regulations, Part 139, Environmental Protection requirements under RCRA (42 U.S.C. 6901 et seq.) and CERCLA (42 U.S.C. 9601 et seq.). Further, Operator agrees to indemnify, defend and hold harmless the City from, against and in respect to any and all losses, claims, fines, penalties, liabilities, damages, costs or expenses based upon or arising out of the release of any Hazardous Materials by Operator during the term of this Agreement. Such indemnification shall extend, but is not limited, to any and all claims by third parties for injury to any person (including disease, disability and death), and/or for any damage to any property (including loss of use) and/or for cleanup, removal, remediation or reclamation thereof which are based upon or arise out of the release by Operator of any Hazardous Materials for which liability may arise under the common law or under any Federal, State or local law or regulation in effect during the length of the

Agreement.

                                 ARTICLE XXXIII

                       DISADVANTAGED BUSINESS ENTERPRISE
                               PROGRAM COMPLIANCE

          Operator acknowledges the City's intention to comply with the Disadvantaged Business Enterprise Program requirements specified by the U.S. Congress pursuant to 49 U.S.C. 2210 (A)(17). Operator is encouraged to participate in the Program implemented by the City throughout the term hereof to the best of its ability.

                                 ARTICLE XXXIV

                          SUCCESSORS AND ASSIGNS BOUND

          All the provisions of this Agreement shall bind the legal representatives, successors and assigns of the respective parties.

                                  ARTICLE XXXV

                        APPROVALS CONSENTS AND NOTICES

          All approvals, consents and notices called for in this Agreement must be in writing and may not be established by oral testimony.

                                 ARTICLE XXXVI

                                ATTORNEYS' FEES

          In the event of litigation between the City and Operator to enforce the rights or obligations provided by this Agreement the non-prevailing party shall pay for the prevailing party's reasonable attorneys' fees and costs of litigation as may be determined by the court.

                                ARTICLE XXXVII

                                 SECURITY PLAN

          The City has implemented an Airport Security Plan in a form acceptable to the Federal Aviation Administration pursuant to 14 Code of Federal Regulations Part 107. The City reserves the right to modify that plan from time to time as it deems necessary to accomplish its purposes. Operator shall at all times comply with the security Plan and indemnify and hold harmless the City from any violations of said Security Plan committed by any agents, invitees or employees of Operator.

                                ARTICLE XXXVIII

                            CORPORATE AUTHORIZATION

          In the event Operator is a corporation, certified copies of a resolution of the Directors and Stockholders authorizing execution of this Agreement shall be furnished to the Aviation Director with the execution of said Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 28th day of January, 1993


A22:AZRENTAG.WPF
FAF:NAB:AWS:JB/slw


ATTEST:                                 CITY OF PHONENIX, a municipal
                                          corporation
                                        Frank A. Fairbanks, City Manager

- -----------------------------------
City Clerk
                                        By:
                                           -----------------------------------
                                           N. A. BERTHOLF, JR
                                           AVIATION DIRECTOR


APPROVED AS TO FORM:DPW


- -----------------------------------
Acting City Attorney

                                        OPERATOR
                                        ARIZONA RENT-A-CAR SYSTEM, INC.


                                        By:
                                           -----------------------------------
                                            [TITLE]



ATTEST:


- -----------------------------------
Assistant Secretary